Mine Safety and Health Administration Data

Our subsidiaries’ mining operations have consistently been recognized with numerous local, state and national awards over the years for outstanding safety performance.

Our behavior-based safety process involves all employees in accident prevention and continuous improvement. Safety leadership and training programs are based upon the concepts of situational awareness and observation, changing behaviors and, most importantly, employee involvement. The core elements of our safety training include identification of critical behaviors, frequency of those behaviors, employee feedback and removal of barriers for continuous improvement.

All employees are empowered to champion the safety process. Every person is challenged to identify hazards and initiate corrective actions, ensuring that hazards are addressed in a timely manner.

All levels of the organization are expected to be proactive and commit to perpetual improvement, implementing new safety processes that promote a safe and healthy work environment.

Our subsidiaries operate multiple mining complexes in two states and are regulated by both the U.S. Mine Safety and Health Administration (“MSHA”) and state regulatory agencies. As described in more detail in the “Environmental and Other Regulatory Matters” section of our Annual Report on Form 10-K for the year ended December 31, 2025, the Federal Mine Safety and Health Act of 1977, as amended (the “Mine Act”), among other federal and state laws and regulations, imposes stringent safety and health standards on all aspects of mining operations. Regulatory inspections are mandated by these agencies with thousands of inspection shifts at our properties each year. Citations and compliance metrics at each of our mines and coal preparation facilities vary due to the size and type of the operation. We endeavor to conduct our mining and other operations in compliance with all applicable federal, state and local laws and regulations. However, violations occur from time to time. None of the violations identified or the monetary penalties assessed upon us set forth in the tables below have been material.
For purposes of reporting regulatory matters under Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we include the following table that sets forth the total number of specific citations and orders and the total dollar value of the proposed civil penalty assessments that were issued by MSHA during the current reporting period for each of our subsidiaries that is a coal mine operator, by individual mine. During the current reporting period, none of the mines operated by our subsidiaries received written notice from MSHA of a pattern of violations under Section 104(e) of the Mine Act.

Three Months Ended September 30, 2026
MSHA Mine ID	Operator	Significant and Substantial Citations Issued (Section 104 of the Mine Act) *Excludes 104(d) citations/orders	Failure to Abate Orders (Section 104(b) of the Mine Act)	Unwarrantable Failure Citations/Orders Issued (Section 104(d) of the Mine Act)	Flagrant Violations (Section 110(b)(2) of the Mine Act)	Imminent Danger Orders Issued (Section 107(a) of the Mine Act)	Dollar Value of Proposed Civil Penalty Assessments (in Thousands)	Mining Related Fatalities
4405270	Paramont Contura, LLC	—	—	—	—	—	$0.85	—
4405311	Dickenson-Russell Contura, LLC	—	—	—	—	—	$4.80	—
4407163	Paramont Contura, LLC	—	—	—	—	—	$0.36	—
4407223	Paramont Contura, LLC	8	—	—	—	—	$23.78	—
4407308	Paramont Contura, LLC	5	—	—	—	—	$7.71	—
4407433	Paramont Contura, LLC	3	—	—	—	—	$9.97	—
4603317	Mammoth Coal Company	—	—	—	—	—	$0.91	—
4604343	Kingston Mining, Inc.	—	—	—	—	—	$0.76	—
4604637	Kepler Processing Company LLC	—	—	—	—	—	$0.91	—
4605086	Bandmill Coal LLC	5	—	—	—	—	$5.78	—
4608374	Marfork Coal Company, LLC	1	—	—	—	—	$8.83	—
4608787	Nicholas Contura, LLC	7	—	—	—	—	$16.10	—
4608932	Kingston Mining, Inc.	8	—	—	—	—	$2.51	—
4609048	Marfork Coal Company, LLC	—	—	—	—	—	$0.60	—
4609054	Republic Energy, LLC	—	—	—	—	—	$2.37	—
4609092	Marfork Coal Company, LLC	1	—	—	—	—	$0.72	—
4609111	Nicholas Contura, LLC	5	—	—	—	—	$7.59	—
4609114	Republic Energy, LLC	—	—	—	—	—	$0.33	—
4609204	Highland Mining Company	1	—	—	—	—	$0.90	—
4609212	Marfork Coal Company, LLC	2	—	4	—	—	$19.53	—
4609375	Marfork Coal Company, LLC	7	—	—	—	—	$17.17	—
4609475	Republic Energy, LLC	—	—	—	—	—	$0.48	—
4609522	Spartan Mining Company, LLC	38	—	—	—	—	$247.98	—
4609550	Marfork Coal Company, LLC	3	—	—	—	—	$25.17	—

4609574	Aracoma Coal Company, LLC	7	—	—	—	—	$33.48	—
4609575	Aracoma Coal Company, LLC	22	—	—	—	—	$92.88	—
4609611	Aracoma Coal Company, LLC	15	—	—	—	—	$15.03	—
4609631	Kingston Mining, Inc.	4	—	—	—	—	$4.95	—
4609640	Elk Run Coal Company, LLC	—	—	—	—	—	$0.72	—
F457	Maxxim Rebuild Company, LLC	—	—	—	—	—	$1.21	—
Z091	Aracoma Coal Company, LLC	—	—	—	—	—	$90.65	—

For purposes of reporting regulatory matters under Section 1503(a) of the Dodd-Frank Act, we include the following table that sets forth a list of legal actions pending before the Federal Mine Safety and Health Review Commission, including the Administrative Law Judges thereof, pursuant to the Mine Act, and other required information, for each of our subsidiaries that is a coal mine operator, by individual mine including legal actions and other required information.

As of and For the Three Months Ended September 30, 2026
Mine ID	Operator Name	MSHA Pending Legal Actions (as of last day of reporting period) (1)	New MSHA Dockets commenced during reporting period	MSHA dockets in which final orders were entered (not appealed) during reporting period	Contests of Citations/Orders referenced in Subpart B, 29 CFR Part 2700	Contests of Proposed Penalties referenced in Subpart C, 29 CFR Part 2700	Complaints for compensation referenced in Subpart D, 29 CFR Part 2700	Complaints for discharge, discrimination, or interference referenced in Subpart E, 29 CFR Part 2700	Applications for temporary relief referenced in Subpart F 29 CFR Part 2700	Appeals of judges’ decisions or orders to FMSHRC referenced in Subpart H 29 CFR Part 2700
4608787	Nicholas Contura, LLC	—	—	1	—	—	—	—	—	—
4609522	Spartan Mining Company, LLC	4	4	3	—	4	—	—	—	—
4609550	Marfork Coal Company, LLC	1	—	1	—	1	—	—	—	—
4609575	Aracoma Coal Company, LLC	—	1	1	—	—	—	—	—	—
4609212	Marfork Coal Company, LLC	1	1	1	—	1	—	—	—	—
4609375	Marfork Coal Company, LLC	2	2	1	—	2	—	—	—	—
4407433	Paramont Contura, LLC	3	1	—	1	2	—	—	—	—
4405311	Dickenson-Russell Contura, LLC	—	—	1	—	—	—	—	—	—
4407223	Paramont Contura, LLC	1	1	—	—	1	—	—	—	—
4609475	Republic Energy LLC	—	1	1	—	—	—	—	—	—
(1) The MSHA proposed assessments issued during the current reporting period do not necessarily relate to the citations or orders issued by MSHA during the current reporting period or to the pending legal actions reported herein.